UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 27, 2011

AmeriGas Partners, L.P.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13692	23-2787918
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

460 No. Gulph Road, King of Prussia, Pennsylvania		19406
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(610) 337-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2011, the Board of Directors of AmeriGas Propane, Inc. (the "General Partner"), the general partner of AmeriGas Partners, L.P. ("AmeriGas Partners"), elected Jerry E. Sheridan, age 46, as Vice President and Chief Operating Officer of the General Partner, effective May 9, 2011. In addition, the General Partner's Board of Directors elected John S. Iannarelli, age 46, to succeed Mr. Sheridan as Vice President – Finance and Chief Financial Officer of the General Partner, effective May 9, 2011. Mr. Iannarelli was also elected to serve as Treasurer of the General Partner.

Mr. Sheridan has served as Vice President-Finance and Chief Financial Officer of the General Partner since August 15, 2005. Previously, Mr. Sheridan served as President and Chief Executive Officer of Potters Industries, Inc., a global manufacturer of engineered glass materials and a wholly owned subsidiary of PQ Corporation (2003 to 2005). Mr. Sheridan also served as Executive Vice President (2003 to 2005) and as Vice President and Chief Financial Officer (1999 to 2003) of PQ Corporation.

The General Partner has agreed to pay Mr. Sheridan an annual base salary of $350,000. In addition, Mr. Sheridan participates in the General Partner's annual bonus plan. His target annual bonus plan opportunity, as a percentage of annual base salary, is 55%, prorated accordingly based on his promotion date. Mr. Sheridan will continue to participate in the General Partner's long-term compensation plan, the AmeriGas Propane, Inc. 2010 Long-Term Incentive Plan On Behalf of AmeriGas Partners, L.P. (the "2010 Plan"). The General Partner's Board of Directors approved an equity award under the 2010 Plan to Mr. Sheridan of 1,584 AmeriGas Partners performance units with distribution equivalents which are tied to the three-year total return performance of AmeriGas Partners Common Units relative to the partnership units of the limited partnerships in the Alerian MLP Index and may be earned at the end of the 2011-2013 performance period. Each performance unit represents the right of the recipient to receive a Common Unit and cash equal to distributions paid during the performance period if specified performance goals and other conditions are met. The 1,584 AmeriGas Partners performance units awarded to Mr. Sheridan are in addition to the 3,200 performance units that were awarded to him effective January 1, 2011.

Mr. Sheridan will also continue to participate in the long-term compensation plan of the General Partner's parent, UGI Corporation, the UGI Corporation Omnibus Equity Compensation Plan Amended and Restated as of December 5, 2006 ("2004 Plan"). UGI Corporation's Board of Directors approved an equity award to Mr. Sheridan under the 2004 Plan to be effective May 9, 2011 of 5,333 UGI Corporation stock options, which vest in three equal annual installments beginning May 9, 2012. This stock option award is in addition to the 22,000 stock options awarded to Mr. Sheridan effective January 1, 2011.

Other than as described herein, Mr. Sheridan's compensation and benefits are as described in the AmeriGas Partners, L.P. Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

Mr. Iannarelli has served as the General Partner's Vice President - Field Operations, North since 2010. Previously, he served as the General Partner's Vice President - Midwest Operations (2009-2010), Vice President - Business Reengineering (2006-2009) and Region Vice President West (2004-2006). Mr. Iannarelli joined the company in 1987 and served in various accounting and audit roles through 1995 and in operating management positions thereafter.

The General Partner has agreed to pay Mr. Iannarelli an annual base salary of $215,000. In addition, Mr. Iannarelli participates in the General Partner's annual bonus plan. His target annual bonus plan opportunity, as a percentage of annual base salary, is 50%, prorated accordingly based on his promotion date.

Mr. Iannarelli will continue to participate in the 2010 Plan. The General Partner's Board of Directors approved an equity award under the 2010 Plan to Mr. Iannarelli of 1,067 AmeriGas Partners performance units with distribution equivalents which are tied to the three-year total return performance of AmeriGas Partners Common Units relative to the partnership units of the limited partnerships in the Alerian MLP Index and may be earned at the end of the 2011-2013 performance period. Each performance unit represents the right of the recipient to receive a Common Unit and cash equal to distributions paid during the performance period if specified performance goals and other conditions are met. The 1,067 AmeriGas Partners performance units awarded to Mr. Iannarelli are in addition to the 1,500 performance units that were awarded to him effective January 1, 2011.

Mr. Iannarelli will also continue to participate in the 2004 Plan. UGI Corporation's Board of Directors approved an equity award to Mr. Iannarelli under the 2004 Plan to be effective May 9, 2011 of 7,000 UGI Corporation stock options, which vest in three equal annual installments beginning May 9, 2012. This stock option award is in addition to the 9,500 stock options awarded to Mr. Iannarelli effective January 1, 2011.

Pursuant to a change in control agreement, the General Partner will provide Mr. Iannarelli with cash benefits ("Benefits") if the General Partner terminates his employment without "cause" or if he terminates employment for "good reason" at any time within two years following a change in control of the General Partner, AmeriGas Partners or UGI Corporation. "Cause" generally includes (i) misappropriation of funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the General Partner. "Good reason" generally includes a material diminution in authority, duties, responsibilities or base compensation; a material breach by the General Partner of the terms of the agreement; and substantial relocation requirements.

If the events trigger a payment following a change in control, the Benefits payable to Mr. Iannarelli will be as specified under his change in control agreement unless payments under the AmeriGas Propane, Inc. Senior Executive Employee Severance Plan ("Severance Plan") would be greater, in which case Benefits would be provided under the Severance Plan. Benefits under this arrangement will be equal to two times his base salary and annual bonus. In addition, Mr. Iannarelli is entitled to receive a payment equal to the cost he would incur if he enrolled in the General Partner’s medical and dental plans for 2 years (less the amount he would be required to contribute for such coverage if he were an active employee). Mr. Iannarelli would also receive his benefits under the AmeriGas Supplemental Executive Retirement Plan ("SERP") calculated as if he had continued in employment for 2 years. In addition, outstanding performance units and distribution equivalents will be paid in cash based on the fair market value of Common Units in an amount equal to the greater of (i) the target award or (ii) the award amount that would have been paid if the measurement period ended on the date of the change in control, as determined by the General Partner's Compensation/Pension Committee of the Board of Directors.

Mr. Iannarelli participates in the General Partner's benefit plans, including the SERP and the Severance Plan. Under the SERP, the General Partner credits to each participant’s account annually an amount equal to 5 percent of the participant’s compensation (salary and annual bonus) up to the Code compensation limit ($245,000 in 2011) and 10 percent of compensation in excess of such limit. In addition, if any portion of the General Partner's matching contribution under the General Partner's qualified 401(k) Savings Plan ("Savings Plan") is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to a participant’s account. Benefits vest on the fifth anniversary of a participant’s employment commencement date. Participants direct the investment of their account balances among a number of funds, which are generally the same funds available to participants in the Savings Plan, other than the UGI Corporation stock fund. Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within fifteen days after expiration of a six-month postponement period following "separation from service" as defined in the Code. Amounts payable under the General Partner's SERP may be deferred in accordance with the UGI Corporation 2009 Deferral Plan.

The Severance Plan provides that the General Partner, in its sole discretion, may pay benefits to Mr. Iannarelli if his employment is involuntarily terminated for any reason other than for just cause or as a result of his death or disability. Under the Severance Plan, "just cause" generally means (i) dismissal of an executive due to misappropriation of funds, (ii) substance abuse or habitual insobriety that adversely affects the executive’s ability to perform his or her job, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties. The Severance Plan benefit formula provides for cash payments equal to Mr. Iannarelli's compensation for a period of time ranging from six months to eighteen months depending on his length of service ("Continuation Period"). In addition, Mr. Iannarelli is eligible to receive the cash equivalent of his target bonus, prorated for the number of months served in the fiscal year prior to termination. However, if his termination occurs in the last two months of the fiscal year, the General Partner has the discretion to determine whether Mr. Iannarelli is eligible to receive a pro-rated target bonus, or the actual annual bonus which would have been paid after the end of the fiscal year, had Mr. Iannarelli’s entire bonus been contingent on meeting the General Partner’s financial performance goal, pro-rated for the number of months served. Under the Severance Plan, Mr. Iannarelli will receive a cash payment based on the cost he would have incurred to continue medical and dental coverage under the General Partner’s plans for the Continuation Period (less the amount Mr. Iannarelli would be required to contribute for such coverage if he were an active employee). The Severance Plan also provides for outplacement services for a period of twelve months following a participant’s termination of employment, and reimbursement for tax preparation services for the final year of employment. Provided that Mr. Iannarelli is eligible to retire, all payments under the Severance Plan may be reduced by an amount equal to the fair market value of certain equity-based awards, other than stock options, payable to Mr. Iannarelli after the termination of employment.

In order to receive benefits under the Severance Plan or his change in control agreement, Mr. Iannarelli is required to execute a release which discharges the General Partner and its subsidiaries from liability for any claims he may have against any of them, other than claims for amounts or benefits due him under any plan, program or contract provided by or entered into with the General Partner or its subsidiaries. The Severance Plan also requires Mr. Iannarelli to ratify any post-employment activities agreement in effect and to cooperate in attending to matters pending at the time of termination of employment.

In addition to the benefits set forth above, the employee savings plan and company paid life and disability insurance are generally available to all employees. Mr. Iannarelli is also eligible for certain executive perquisites including tax preparation services and participation in the executive health maintenance program.

Additionally, the General Partner announced that Robert H. Knauss is retiring from his position as General Counsel effective May 2, 2011.

A copy of the General Partner's press release announcing the election of Mr. Sheridan as Vice President and Chief Operating Officer, Mr. Iannarelli as Vice President - Finance and Chief Financial Officer, and Steven A. Samuel as Vice President and General Counsel is filed as Exhibit 99 to this Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99 Press Release of AmeriGas Propane, Inc. dated April 29, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmeriGas Partners, L.P.

May 3, 2011	By:	Margaret M. Calabrese

Name: Margaret M. Calabrese
Title: Assistant Secretary of AmeriGas Propane, Inc., the general partner of AmeriGas Partners, L.P.

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Exhibit Index

Exhibit No.	Description

99	Press Release of AmeriGas Propane, Inc. dated April 29, 2011.